SEQUENTIAL BRANDS GROUP, INC. ANNOUNCES REVERSE STOCK SPLIT

September 10, 2012 LOS ANGELES

Sequential Brands Group, Inc. (OTC:SQBG) (“Sequential” or the “Company”) announced today that it will effect a 1-for-15 reverse stock split of its common stock, effective at 6:00 am eastern time on September 11, 2012. Trading of the Company’s common stock on the OTC Markets on a split-adjusted basis will begin at the open of trading on the same date.

The reverse stock split is intended to increase the market price per share of the Company’s common stock and make additional shares of the Company’s common stock available for issuance.

As a result of the reverse stock split, every fifteen shares of the Company will been combined into one share of common stock. Immediately after the September 11, 2012 effective date, the Company will have approximately 2,400,171 shares issued and outstanding.

Fractional shares resulting from the reverse stock split will be canceled and the stockholders otherwise entitled to fractional shares will receive a cash payment in an amount equal to the product obtained by multiplying (i) the closing sale price of the Company’s common stock on September 10, 2012 by (ii) the number of shares of the Company’s common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

The Company’s shares will continue to trade on the OTC Markets under the symbol “SQBG” with the letter “D” appended to the trading symbol until October 8, 2012 to indicate that the reverse stock split has occurred.

Letters of transmittal are expected to be sent to stockholders of record shortly after the effective date of the reverse stock split. Additional information about the reverse stock split is contained in the Company’s proxy statement for the Annual Meeting of Stockholders held on June 12, 2012, which was filed with the SEC on May 23, 2012.

About Sequential Brands Group, Inc.

Sequential Brands Group, Inc. owns, promotes, markets, and licenses a portfolio of consumer brands that presently include William Rast®, People’s Liberation® and DVS®. The Company ensures that its brands continue to thrive and grow by employing strong brand management, design, and marketing teams. The Company has licensed and intends to license its brands in a variety of categories to retailers, wholesalers and distributors in the United States and in certain international territories. For more information please visit the Company’s corporate web site at: http://www.sequentialbrandsgroup.com

Contact:

Sequential Brands Group, Inc.
Andrea Sobel, 213-745-2123
asobel@sequentialbrandsgroup.com